Bloom Energy Provides Update on Timing of Fourth Quarter and Full Year 2019 Earnings Report
and Announces Restatement of Certain Financial Statements

Earnings Conference Call to be Held on or Before March 16, 2020

SAN JOSE, Calif., February 12, 2020 – Bloom Energy (NYSE: BE) today announced that the Company expects to present its fourth quarter and full year results on or before March 16, 2020 and to file its Annual Report on Form 10-K for the year ended December 31, 2019 in compliance with the required filing deadline.

The Company also announced it will restate certain prior period financial statements due to an accounting error related to its Managed Services Agreements (“MSAs”). MSAs are one of the Company’s three customer financing options to acquire Bloom Energy servers.

The revenue for the Managed Services transactions will now be recognized over the duration of the contract instead of upfront. Additionally, these adjustments are unrelated to the service business, life of the servers, or service contracts. The adjustment has no impact on Bloom’s total cash and cash equivalents or total cash flows and the adjustment does not impact the economic terms or substance of the MSAs.

The total estimated change to net revenue amounts to less than 10% of the total revenue over the affected period for Q1 of 2016 through Q3 of 2019. The affected period includes material impacts to our financial statements from Q2 of 2018 to Q3 of 2019 and immaterial impacts to our financial statements in the periods of Q1 of 2016 to Q1 of 2018.

John Doerr, Lead Independent Director, said: “Bloom Energy has a long track-record of groundbreaking innovation that is overseen by a highly engaged Board and experienced management team. We are committed to upholding the highest standards of oversight and compliance and remain focused on executing our long-term strategy and creating value for all stakeholders.”

Business Performance Update

The Company issued the following update on its Q4 and Full Year performance:

•
Backlog: Closed the fourth quarter of 2019 with record backlog of 1,983 systems, an increase of over 43% year-over-year; the backlog value includes $1.1 billion for product and installation revenue. It also includes $1.1 billion for service revenue, assuming that all service agreements for these systems renew over their full contract terms. The backlog does not include $2.1 billion of service revenue to be recognized for systems already in our installed base.

•	Acceptances: Record number of Q4’19 and FY’19 acceptances of 386 and 1,194, respectively.

•	Cash Balance: Ending consolidated cash balance was $377.4 million, an increase of $19 million from Q3’19.

•
Debt Maturities: As communicated on our last earnings call, the Company has retained Jefferies to run the process to refinance its December 2020 debt maturities, and is focused on its goal to refinance its December 2020 debt maturities by the first-half of the calendar year.

KR Sridhar, Ph.D, Founder, Chairman and Chief Executive Officer, commented, “In the second half of 2019, Bloom Energy saw strong growth in the business. This momentum in customer engagement and demand continues to be driven by the attractiveness of our AlwaysON Microgrid offering in the face of continued grid outages and utility rate increases across the United States. We look forward to presenting our detailed Q4 and end of year results.”

The Company has provided additional details on a Current Report on Form 8-K that has been filed today with the United States Securities and Exchange Commission. Additionally, the Company has posted an investor FAQ on the investor relations section of its website at investor.bloomenergy.com.

About Bloom Energy

Bloom Energy’s mission is to make clean, reliable, and affordable energy for everyone in the world. The Company’s product, the Bloom Energy Server, delivers highly reliable and resilient, always-on electric power that is clean and sustainable. Bloom’s customers include twenty-five of the Fortune 100 companies and leaders in cloud services and data centers, healthcare, retail, financial services, utilities and many other industries. For more information, visit www.bloomenergy.com

Cautionary Statement Regarding Forward Looking Statements
Certain information contained in this press release is forward-looking information based on current expectations and plans that involve risks and uncertainties. Forward-looking information includes, among other things, statements concerning the timing of the release of the Company’s Q4 2019 earnings results; the expected completion date of the Company’s restatement of certain prior period financial statements; and expectations regarding the timing of refinancing the Company’s December 2020 debt maturities. Bloom Energy Corporation cautions that there are certain factors that can cause actual results to differ materially from the forward-looking information that has been provided. The reader is cautioned not to put undue reliance on this forward-looking information, which is not a guarantee of future performance and is subject to a number of uncertainties and other factors, many of which are outside the control of Bloom Energy Corporation; accordingly, there can be no assurance that such suggested results will be realized. Certain factors discussed in the “Risk Factors” section of Bloom Energy’s Annual Report on Form 10-K for the year ended December 31, 2018, its Quarterly Report on Form 10-Q for the quarter ended September 30, 2019 and subsequent filings with the Securities and Exchange Commission, could cause actual results to differ materially from expectations as suggested by such forward-looking information. The information in this press release is as of February 12, 2020. Bloom Energy Corporation expressly disclaim any obligation to update any forward-looking information, except as required by law.

Investor Relations:
Mark Mesler
Bloom Energy
+1 (408) 543-1743
Mark.Mesler@bloomenergy.com
Media Contact:
Justin Saia
Bloom Energy
+1 (408) 543-1235
Justin.Saia@bloomenergy.com